Exhibit 10.52

SIXTH AMENDMENT TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

     This SIXTH AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of this 27th day of April, 2004 among WILSONS LEATHER HOLDINGS INC., a Minnesota corporation (“Borrower”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as Lender, Term Lender, Swing Line Lender and as Agent (“Agent”), the Credit Parties signatory hereto and the Lenders signatory hereto. Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement (as hereinafter defined).

RECITALS

     WHEREAS, Borrower, certain Credit Parties, Agent and Lenders have entered into that certain Fourth Amended and Restated Credit Agreement dated as of April 23, 2002 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”); and

     WHEREAS, Borrower, the Credit Parties signatories to the Credit Agreement, the Lenders and Agent wish to amend certain provisions of the Credit Agreement, as more fully set forth herein.

     NOW THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1 Amendments to the Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the parties hereto hereby agree to amend the Credit Agreement as follows:

     (a) The last sentence of Section 1.1(a)(iv) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

     “In addition, notwithstanding anything to the contrary contained herein or otherwise, Borrower shall cause at all times during the period from and including December 31 of each year through and including March 31 of each subsequent year (x) the outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan to be reduced to, and remain at, zero dollars ($0) and (y) the outstanding Letter of Credit Obligations to be less than or equal to $20,000,000; in addition notwithstanding the foregoing, until all Senior Note Obligations (other than interest) have been paid in full in cash (or until provision therefor shall have been made by placing sufficient funds in a bank or investment account pursuant to Section 1.3(b)(ii) hereof), Borrower shall cause at all times (x) the outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan to be reduced to, and remain at, zero dollars ($0) and (y) the outstanding Letter of Credit Obligations (other than Letter of Credit Obligations in an aggregate amount not to exceed $3,000,000 relating to Letter of Credit #SE444022W issued by GE Capital Corporation) to be less than or equal to $15,000,000.”

     (b) Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

     “1.2 Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Schedule B, Borrower shall have the right to request, and the Lenders agree to incur, Eligible Trade L/C Obligations and Letter of Credit Obligations in respect of Borrower. The aggregate Letter of Credit Obligations and Eligible Trade L/C Obligations outstanding at any time shall not exceed as of any date of determination, the lesser of (A) $75,000,000 and (B) $125,000,000 less the then outstanding Revolving Credit Advances and Swing Line Loan. In addition, the sum of 100% of the Letter of Credit Obligations and 100% of outstanding Eligible Trade L/C Obligations shall not exceed the Borrowing Base, less the then outstanding Revolving Credit Advances and Swing Line Loan. The determination of availability described in the preceding two sentences is herein referred to as “L/C Availability.”

     (c) Section 1.3(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

     ”(b) Except (i) as set forth in Section 1.3(f) hereof and (ii) for the net proceeds received by Ultimate Parent on or after the Sixth Amendment Effective Date but on or prior to August 15, 2004 from the issuance of Stock of Ultimate Parent (pursuant to and in accordance with the Peninsula Documents), which are, on or prior to August 15, 2004 and promptly upon Ultimate Parent’s receipt thereof, either (x) promptly used to pay in full in cash the Senior Note Obligations or (y) placed in an investment or bank account subject to the control of the Agent and in which the Agent has a first priority perfected security interest to secure the Obligations pursuant to a control agreement in form and substance satisfactory to Agent (it being agreed that, as long as no Default or Event of Default has occurred and is continuing the Agent will release amounts credited thereto upon the request of the Borrower solely to the extent such amounts are promptly being used to pay the Senior Note Obligations at or prior to the time at which such Senior Note Obligations are due), in either case with all proceeds in excess of the amount of the Senior Note Obligations being retained by, or released to, Borrower as working capital, if Ultimate Parent issues Stock, no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Loans (other than Term Loan B) in an amount equal to such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment of Loans (other than Term Loan B) shall be applied in accordance with clause (e) below.”

     (d) Section 1.6 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

     “1.6 Applicable Margins. The Applicable Swing Line Margin, Applicable Index Margin, Applicable LIBOR Margin and Applicable L/C Margin will be 3.25%, 2.00%, 3.25% and 3.25% per annum, respectively; provided, that to the extent that any portion of a Revolving Credit Advance bears interest at the Index Rate as a result of the proviso in Section 1.5(a), the Applicable Index Margin with respect thereto shall be 5.00% per annum; provided further that if EBITDA of Ultimate Parent, for the Fiscal Year ending in January, 2005 (as evidenced by financial statements delivered to Agent and Lenders pursuant to clause (d) of Schedule G hereto) is at least $19,000,000, then on the first day of the first calendar month commencing at least five (5) days after the date of delivery to Agent and Lenders of the annual audited Financial Statements for the Fiscal Year ending in January, 2005, each of the Applicable Swing Line Margin, Applicable Index Margin, Applicable LIBOR Margin and Applicable L/C Margin shall be reduced by 0.50% per annum for all amounts accruing thereafter.”

     (e) Section 1.9(d) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

     ”(d) If Borrower pays after acceleration or reduces or terminates the Revolving Loan Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, or if any of the Commitments are otherwise terminated, Borrower shall pay as liquidated damages and compensation for the costs of being prepared to make funds available hereunder to the Agent, for the ratable benefit of the Lenders based upon their Revolving Loan Commitments, an amount equal to 1% multiplied by the amount of the reduction of the Revolving Loan Commitment. Notwithstanding the foregoing, (i) no prepayment fee shall be payable by Borrower upon a mandatory prepayment made pursuant to Sections 1.3(a), 1.3(b), 1.3(d) or 1.16(c); provided that in the case of prepayments made pursuant to Sections 1.3(b) and 1.3(d), the transaction giving rise to the applicable prepayment is expressly permitted under Section 6 and (ii) no prepayment fee shall be owing or payable by Borrower pursuant to this Section 1.9(d) as a result of the reduction of the Revolving Loan Commitment consummated pursuant to the Sixth Amendment.”

     (f) The first sentence of Section 6.4(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

     “No Credit Party shall enter into or be a party to any transaction with any Affiliate thereof (other than another Credit Party) except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party, except (i) intercompany loans permitted in clauses (h) and (i) of Section 6.3, (ii) the Consignment Agreement and (iii) the transactions consummated pursuant to the Peninsula Documents.”

     (g) Section 6.14 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

     “6.14 Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) asset or Stock transfers permitted under Section 6.1; (b) intercompany loans permitted under Section 6.3; (c) restricted payments consisting of cash dividends paid to any Store Guarantor or to First Intermediate Parent, Second Intermediate Parent, Third Intermediate Parent or Ultimate Parent; (d) redemptions or repurchases of fractional shares not to exceed $100,000 per year; and (e) Peninsula Payments made on or after the occurrence of an “Event,” under and as defined in Section 2(b) of the Registration Rights Agreement (as defined in the Peninsula SPA) in an aggregate amount for all such payments not to exceed $3,500,000 on or after the Sixth Amendment Effective Date.”

     (h) Section 6.17 of the Credit Agreement is hereby amended by adding the following new sentence at the end thereof:

     “The Ultimate Parent shall not change or amend the terms of any or all of the Peninsula Documents in any material respect.”

     (i) The following definitions which appear in Schedule A to the Credit Agreement are hereby amended and restated to read in their entirety as follows:

     “Borrowing Base” shall mean, as of any date of determination, the sum of:

     (a) the difference of (A) (i) 85% of the book value of Eligible Inventory-Apparel (the “Eligible Inventory-Apparel Advance Rate”); provided, that in no event shall the Eligible Inventory-Apparel Advance Rate exceed the product of (i) .85 multiplied by (ii) the then applicable NOLV of Inventory-Apparel (provided that, solely for the purposes of this definition of “Borrowing Base”, at all times on and after (x) August 17 but prior to October 1 of each year, the NOLV of Inventory-Apparel shall be increased by an amount equal to the product of (a) the number of full calendar weeks completed since the then most recent August 17 multiplied by (b) one-sixth of the difference between the NOLV of Inventory-Apparel as of October 1 and the NOLV of Inventory-Apparel as of August 17 and (y) December 17 of any year but prior to February 1 of the next year, the NOLV of Inventory-Apparel shall be decreased by an amount equal to the product of (a) the number of full calendar weeks completed since the then most recent December 17 multiplied by (b) one-sixth of the difference between the NOLV of Inventory-Apparel as of December 17 and the NOLV of Inventory-Apparel as of February 1) minus (B) the book value of Eligible In-Transit Inventory which is in excess of (i) 40% of the book value of all Eligible Inventory-Apparel during the period from and including the first day of the Fiscal Month of August to and including December 15 of each year, and (ii) 25% of the book value of all Eligible Inventory-Apparel during the period from and including December 16 of each year to but excluding the first day of the Fiscal Month of August of the next year; plus”

     (b) 85% of the book value of Eligible Accounts at all times; plus

     (c) [Intentionally Omitted]

     (d) 85% of the face amount of all then outstanding and undrawn Eligible Trade L/Cs at all times (the “Eligible Trade L/C Advance Rate”); provided, that in no event shall the Eligible Trade L/C Advance Rate exceed 85% of the NOLV of the

Inventory-Apparel, which shall exist upon a draw on the applicable Eligible Trade L/C; plus

     (e) the Eligible Tax Refund Amount at such time;

less the Minimum Excess Availability Reserve less the Peninsula Reserve and in each case less any additional Reserve established by Agent at such time.

     “Change of Control” shall mean any event, transaction or occurrence as a result of which (a) Ultimate Parent shall cease to own and control all of the economic and voting rights associated with all of the outstanding capital stock of First Intermediate Parent or (b) First Intermediate Parent shall cease to own and control all of the economic and voting rights associated with all of the outstanding capital stock of each of its direct and indirect Subsidiaries, except as permitted under Section 6.1 and Section 6.8 of this Agreement and except for the Joint Ventures and Foreign Subsidiaries or (c) a “Change of Control” (as such term is defined in the Senior Notes Documents), other than solely as a result of consummation of the transaction contemplated by the Peninsula Documents, shall occur or (d) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended), other than the Peninsula Investment Partners, L.P. (“Peninsula”) (and Persons which, as of the Sixth Amendment Effective Date, are Affiliates of Peninsula), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 30% or more of the issued and outstanding shares of capital Stock of Ultimate Parent having the right to vote for the election of directors of Ultimate Parent under ordinary circumstances or (e) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Ultimate Parent (together with any new directors whose election by the board of directors of Ultimate Parent or whose nomination for election by stockholders of Ultimate Parent was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

     “Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment) and Term Loan B Commitment as set forth on the signature page to the Sixth Amendment or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment) and the Term Loan B Commitment of the Term Lender, which aggregate commitment shall be One Hundred Fifty Million Dollars ($150,000,000) on the Sixth Amendment Effective Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with this Agreement.

     “Commitment Termination Date” shall mean the earliest of (a) June 30, 2005; provided, however, that if, after the Sixth Amendment Effective Date but on or prior to August 15, 2004, (i) Ultimate Parent receives at least $30,600,000 of net proceeds from the issuance of Stock of Ultimate Parent (pursuant to and in accordance with the Peninsula Documents), (ii) Ultimate Parent uses such net proceeds to pay the Senior Note Obligations (and until such payment, such funds are placed in an investment account in accordance with to Section 1.3(b)(ii) hereof) and (iii) all Senior Note Obligations are paid in full in cash, the date set forth in this clause (a) shall be June 28, 2008, (b) the date of termination of Lenders’ obligations to make Advances and/or incur Letter of Credit Obligations and Eligible Trade L/C Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Loans and the cancellation and return of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations and Eligible Trade L/C Obligations pursuant to Schedule B, and the permanent reduction of the Revolving Loan Commitment and the Swing Line Commitment to zero dollars ($0), in accordance with the provisions of Section 1.3(c).

     “GE Capital Fee Letter” shall mean that certain letter agreement, dated as of May 24, 1999 and supplemented and superseded in part (as applicable) by those certain letter agreements dated as of October 31, 2000, May 29, 2001, April 23, 2002, November 1, 2002, April 15, 2004 and April 27, 2004, each between GE Capital and Borrower with respect to certain Fees to be paid from time to time by Borrower to GE Capital, and as further amended, restated, supplemented or otherwise modified from time to time.

     “Projections” shall mean for any Fiscal Year Ultimate Parent’s forecasted consolidated balance sheets, profit and loss statements and cash flow statements, in each case prepared in a manner consistent with the historical Financial Statements of Ultimate Parent together with appropriate supporting details and a statement of underlying assumptions.

     “Restricted Payment” shall mean (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of a Person’s Stock, (b) any payment on account of the Purchase, redemption, defeasance, sinking fund or other retirement or a Person’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages, or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person; (g) any payment of management fees (or other fees of a similar nature) by such Person to any Stockholder of such Person or their Affiliates; and (h) Peninsula Payments.

     “Revolving Loan Commitment” shall mean (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances, Swing Line Advances and/or incur Letter of Credit Obligations and Eligible Trade L/C Obligations as set forth in the signature page to the Sixth Amendment or in the most recent Lender Assignment Agreement executed by such Lender (as of the Sixth Amendment Effective Date, each Lender’s Revolving Loan Commitment is set forth on the signature pages to the Sixth Amendment) and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances, Swing Line Advances and/or incur Letter of Credit Obligations and Eligible Trade L/C Obligations, which aggregate commitment shall be One Hundred Twenty Five Million Dollars ($125,000,000) on the Sixth Amendment Effective Date, as such amount may be adjusted, if at any, from time to time in accordance with this Agreement.”

     (j) Schedule A to the Credit Agreement is hereby amended by adding the following new definitions in alphabetical order therein:

     “Peninsula Documents” shall mean the Peninsula SPA, the Registration Rights Agreement, the Warrants, the Voting Agreement-Peninsula, the Voting Agreement-Individual Shareholders (each as defined in the Peninsula SPA), and each of the other agreements or documents entered into in connection with the Peninsula SPA, in each case as in effect on the Sixth Amendment Effective Date and as amended, restated, supplemented or otherwise modified from time to time in a manner permitted hereby.

     “Peninsula Payments” shall collectively mean any and all amounts paid or payable by the Ultimate Parent pursuant to Section 2(b) of the Registration Rights Agreement (as defined in the Peninsula SPA).

     “Peninsula SPA” shall mean the Common Stock and Warrant Purchase Agreement, dated as of April 25, 2004 by and among the Ultimate Parent, and the Purchasers (as defined therein) (as amended, restated, supplemented or otherwise modified in a manner permitted hereby).

     “Peninsula Reserve” shall mean a special Reserve established by Agent on the Closing Date (as defined in the Peninsula SPA) and maintained by Agent until the Termination Date in an amount not to exceed $3,500,000; provided, however, that the Peninsula Reserve shall be reduced (i) by the amount of all Peninsula Payments made to the extent permitted to be made pursuant to Section 6.14(e) and (ii) to zero at such time as the Registration Statement required to be filed under the Registration Rights Agreement (as defined in the Peninsula SPA) has become effective.

     “Sixth Amendment” shall mean that certain Sixth Amendment to the Fourth Amended and Restated Credit Agreement entered into as of April 27, 2004 among the Borrower, the Agent, the Credit Parties signatory thereto and the Lenders signatory thereto.

     “Sixth Amendment Effective Date” shall mean the date on which the conditions precedent set forth in the Sixth Amendment have been satisfied.”

Section 2 Representations and Warranties. Borrower and the Credit Parties who are party hereto represent and warrant that:

     (a) the execution, delivery and performance by Borrower and such Credit Parties of this Amendment have been duly authorized by all necessary corporate action and this Amendment is a legal, valid and binding obligation of Borrower and such Credit Parties enforceable against Borrower and such Credit Parties in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

     (b) each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;

     (c) neither the execution, delivery and performance of this Amendment nor the consummation of the transactions contemplated hereby does or shall contravene, result in a breach of, or violate (i) any provision of Borrower’s or Credit Parties’ certificate or articles of incorporation or bylaws, (ii) any law or regulation, or any order or decree of any court or government instrumentality or (iii) indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower, the Credit Parties or any of their Subsidiaries is a party or by which Borrower, the Credit Parties or any of their Subsidiaries or any of their property is bound, except in any such case to the extent such conflict or breach has been waived by a written waiver document a copy of which has been delivered to Agent on or before the date hereof; and

     (d) no Default or Event of Default will exist or result after giving effect hereto.

Section 3 Conditions to Effectiveness. This Amendment will be effective only upon satisfaction of the following:

     (a) Execution and delivery of (i) this Amendment by Borrower, the Credit Parties that are listed on the signature pages hereto, the Agent and each Lender and (ii) of each of the documents listed on Exhibit A to this Amendment by each of the applicable Persons;

     (b) Delivery to the Agent of a certified copy of each of the Peninsula Documents; and

     (c) Payment of an amendment fee to Agent (i) for the benefit of GE Capital in an amount equal to (x) $216,633 plus (y) the amount payable on the date hereof as set forth in the GE Capital Fee Letter, (ii) for the benefit of CIT in an amount equal to $101,525, (iii) for the benefit of Wells Fargo in an amount equal to $101,525, and (iv) for the benefit of LaSalle in an amount equal to $67,617 (collectively, the “Amendment Fee”), which Amendment Fee shall be fully earned and payable on the date hereof).

Section 4 Reference to and Effect Upon the Credit Agreement.

     (a) Except as specifically set forth herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

     (b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Credit Agreement or any Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and refer to the Credit Agreement as amended hereby.

Section 5 Waiver and Release.

          In consideration of the foregoing, each of Borrower and each Credit Party hereby waives, releases and covenants not to sue Agent or any Lender with respect to, any and all claims it may have against Agent or any Lender, whether known or unknown, arising in tort, by contract or otherwise prior to the date hereof relating to one or more Loan Documents.

Section 6 Costs and Expenses.

          As provided in Section 11.3 of the Credit Agreement, Borrower agrees to reimburse Agent for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Amendment.

Section 7 Governing Law.

          THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

Section 8 Headings.

          Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

Section 9 Counterparts.

          This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.

Section 10 Confidentiality.

          The matters set forth herein are subject to Section 11.18 of the Credit Agreement, which is incorporated herein by reference.

[signature page follows]

     IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

BORROWER:

WILSONS LEATHER HOLDINGS INC.

	By:	/s/ Peter G. Michielutti

	Title:	Executive Vice President and CFO

Revolving Loan Commitment: $41,666,667 (including $10,000,000 Swing Line Commitment)	GENERAL ELECTRIC CAPITAL CORPORATION, as Agent, Lender and Swing Line Lender

Term Loan B Commitment:
$25,000,000	By:	/s/ Kristina M. Miller

	Title:	Duly Authorized Signatory

Revolving Loan Commitment: $20,833,333	LASALLE RETAIL FINANCE, a division of LaSalle Business Credit, as agent for Standard Federal Bank National Association, as Lender

	By:	/s/ Matthew D. Potter

	Title:	Assistant Vice President

Revolving Loan Commitment: $31,250,000	THE CIT GROUP/BUSINESS CREDIT, INC., as Lender and Documentation Agent

	By:	/s/ Deborah Rogut

	Title:	Vice President

Revolving Loan Commitment: $31,250,000	WELLS FARGO RETAIL FINANCE LLC, as Lender and Syndication Agent

	By:	Frank O’Connor

	Title:	Senior Vice President

[Signature Page to Sixth Amendment]

The undersigned are executing this Amendment in their capacity as Credit Parties:

Wilsons The Leather Experts Inc.

By:	/s/ Peter G. Michielutti

Title:	Executive Vice President and CFO

Wilsons Center, Inc.

By:	/s/ Peter G. Michielutti

Title:	Executive Vice President and CFO

Rosedale Wilsons, Inc.

By:	/s/ Peter G. Michielutti

Title:	Executive Vice President and CFO

River Hills Wilsons, Inc.

By:	/s/ Peter G. Michielutti

Title:	Executive Vice President and CFO

Bermans The Leather Experts Inc.

By:	/s/ Peter G. Michielutti

Title:	Executive Vice President and CFO

[Signature Page to Sixth Amendment]